Skinvisible Announces Article Highlighting Its Proprietary Transdermal Obesity Formulation Development

Drug Development & Delivery Publishes Overview of Obesity Formulation Development Results Demonstrating Significant Transdermal Penetration Using Invisicare Technology

LAS VEGAS, NV – October 3rd, 2024 – Skinvisible Pharmaceuticals, Inc. (“Skinvisible” or “the Company”), (OTCQB: SKVI), an innovative topical pharmaceutical research and development company, today announced the publication of an article highlighting the Company’s innovative development of transdermal delivery of glucose-controlling agents using its proprietary delivery system Invisicare®. The article, titled “Advancements in Transdermal Delivery Systems: A Focus on Invisicare Technology for Obesity Treatment,” was published in Drug Development & Delivery in its October issue[1].

“The data published in  Drug Development & Delivery demonstrates that our Invisicare based transdermal formulation of a GLP-1 active, showed significant (99.6%) transdermal delivery over a six-hour period,” said James Roszell, PhD, Skinvisible’s Head of R&D. “The Company continues to work on other GLP-1 agonists and CB-1 antagonists, as these findings suggest that our Invisicare transdermal platform could open the door to a non-invasive approach to delivering obesity and/or glucose-controlling agents.”

Key benefits of Invisicare transdermal obesity formulations:

•	Invisicare technology; a polymer delivery vehicle does not require a patch or needles for transdermal delivery;

•	The Company previously announced it has filed two provisional patent applications covering formulations that leverage Invisicare for the transdermal administration of glucose-controlling agents[2];

•	The results from Franz cell diffusion studies demonstrated compelling results:

•	GLP-1 drug (danuglipron) formulated with Invisicare showed a 99.6% penetration over 6 hours;

•	CB-1 antagonists formulated with Invisicare, showed a 62% penetration over 6 hours;

•	Formulations showed a sustained drug delivery over time, with no initial spike;

•	This data opens up exciting opportunities compelling the Company to expand its portfolio of obesity-targeting formulations with other active ingredients;

•	Other small molecules, both in the obesity space and other indications, have the potential to be delivered by Invisicare technology.

[1]	Drug Development & Delivery. (October 2024). Drug delivery- advancements in transdermal delivery systems:a focus on invisicare® technology for obesity treatment. https://drug-dev.com/drug-delivery-advancements-in-transdermal-delivery-systems-a-focus-on-invisicare-technology-for-obesity-treatment/
[2]	Skinvisible, Inc. (June 24, 2024). Skinvisible expands obesity patent application for transdermal delivery. https://www.skinvisible.com/press/2024-3.html

"Skinvisible's Invisicare technology offers a novel approach to obesity drug administration," said Terry Howlett, President & CEO of Skinvisible. "Our innovative topical formulations can deliver significant amounts of medication systemically, potentially avoiding the side effects associated with oral pills and injections while increasing patient compliance. Unlike pills that must pass through the digestive system and liver, potentially leading to uncomfortable side effects, our transdermal approach avoids first-pass metabolism. Additionally, our cream formulations offer a painless alternative to injections or serve as an effective maintenance therapy after patients reach their target weight. We are offering patients a more comfortable and convenient option for long-term management of their condition."

The U.S. Centers for Disease Control and Prevention (CDC) latest report states that four in every ten people are obese and that severe obesity is rising. According to a recent Morgan Stanley report, the market for obesity drugs globally could increase more than 15-fold by 2030, and is anticipated to reach $105 billion in 2030 and as high as $144 billion.

Skinvisible is actively seeking strategic partnerships with pharmaceutical and biotech companies to bring the first transdermal obesity therapies to market and explore broader applications of its delivery platform.

For more information on Skinvisible Pharmaceuticals, partnerships and investment opportunities, please visit www.skinvisible.com or contact info@skinvisible.com.

About Skinvisible Pharmaceuticals, Inc.

Skinvisible Pharmaceuticals, a wholly-owned subsidiary of Skinvisible, Inc., is a pioneering research and development company specializing in licensing proprietary topical and transdermal formulations utilizing its patented polymer skin delivery system; Invisicare. This innovative technology provides life-cycle management and distinctive enhancements for both topical and transdermal delivery products. Invisicare formulated as a lotion or cream, effectively adheres active ingredients to the skin facilitating a controlled release of the active to and/or through the skin and into the blood stream over time. Skinvisible has recently developed formulations for the potential treatment of obesity, along with over forty dermatology related conditions including rare skin disorders. For further details, please visit www.skinvisible.com.

Forward-Looking Statements: This press release contains 'forward looking' statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby including with respect to the possible development of any such products, the acceptance of any such products in the market place, the size of any such markets, the ability of any product candidates to be approved by the U.S. Food and Drug Administration among others. Such statements involve certain risks and uncertainties associated with an emerging company. Actual results could differ materially from those projected in the forward-looking statements as a result of risk factors discussed in Skinvisible, Inc. reports on file with the U.S. Securities and Exchange Commission (including, but not limited to, a report on Form 10Q for the period ending June 30, 2024).

###

Contacts:

•	Strategic Partnerships: Doreen McMorran - doreen@invisicare.com
•	Corporate Inquiries: info@skinvisible.com

2